Exhibit 10.47

Description of 2007 Incentive Compensation Plan

          The Compensation Committee (the “Committee”) of the Board of Directors of Remington Arms Company, Inc. (the “Company”) approved the 2007 Annual Incentive Compensation Plan (the “2007 Plan”) on January 26, 2007. The 2007 Plan is a cash bonus plan involving the Company’s Named Executive Officers and certain other employees. Under the 2007 Plan, participants are generally entitled to receive a cash bonus if the Company’s Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted for certain non-recurring or unusual transactions, exceeds certain target thresholds for the fiscal year ending December 31, 2007. Each participant is generally entitled to receive 5% of his target bonus for each 1% of Adjusted EBITDA beginning at 81% of the Adjusted EBITDA threshold up to a maximum of 110% of Adjusted EBITDA.

          In connection with its approval of the 2007 Plan, on February 8, 2007 the Committee approved a working capital holdback of 10% of the bonus for the Named Executive Officers and certain other individuals if specific monthly goals relating to working capital are not met.